MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                                       FOR
                   REPUBLIC U.S. GOVERNMENT MONEY MARKET FUND
                  REPUBLIC NEW YORK TAX FREE MONEY MARKET FUND
                      REPUBLIC NEW YORK TAX FREE BOND FUND
                                       AND
                              REPUBLIC EQUITY FUND

         WHEREAS, Republic Funds, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into six separate series, including Republic U.S. Government Money Market Fund, Republic New York Tax Free Money Market Fund (collectively, the "Money Market Funds"), Republic New York Tax Free Bond Fund and Republic Equity Fund (each, a "Fund" and collectively, the "Funds");

         WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act (the "Plan") with respect to each of the Funds;

         NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the 1940 Act on the following terms and conditions:

         1. FEATURES OF THE CLASSES. Each of the Funds issues its shares of beneficial interest in two classes: "Class C Shares," and "Class Y Shares." Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class C and Class Y shares shall have the features described in Sections 2, 5 and 6 below.

         2.       SALES CHARGE STRUCTURE.

                  (a) CLASS C SHARES. Class C shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. Class C shares shall not be subject to a contingent deferred sales charge except that such a charge may be imposed in such cases as the Board may approve and as is disclosed in a Fund's current prospectus or supplement thereto.


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                  (b) CLASS Y SHARES. Class Y shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

         3.       DISTRIBUTION AND ADMINISTRATIVE SERVICE PLANS.

                  (a) CLASS C SHARES. Class C shares of each Fund shall be subject to the terms of the Distribution and Administrative Services Plans previously adopted by the Board pursuant to Rule 12b-1 under the 1940 Act for the existing shares of each of the Funds, as such Plans may be amended from time to time in accordance with the terms thereof and Rule 12b-1 under the 1940 Act.

                  (b) CLASS Y SHARES. Class Y shares of each Fund shall not be subject to the Distribution Plan or to any shareholder servicing fees paid pursuant to the Administrative Services Plan. Except as noted in the previous sentence, Class Y shares of each Fund shall be subject to the terms of the Administrative Services Plan previously adopted by the Board pursuant to Rule 12b-1 under the 1940 Act for the existing shares of each of the Funds, as such Plan may be amended from time to time in accordance with the terms thereof and Rule 12b-1 under the 1940 Act.

         4.       ALLOCATION OF INCOME AND EXPENSES.

                  (a)      GENERAL.

                           (i)  MONEY MARKET FUNDS.  The Money Market Funds,
which declare distributions of net investment income daily and will maintain the same net asset value per share in each class, will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Money Market Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.


                           (ii)  NON-MONEY MARKET FUNDS.  The gross income,
realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Money Market Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value



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of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

                  (b) CLASS EXPENSES. Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Distribution Plan and shareholder servicing fees paid pursuant to the Administrative Services Plan adopted by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

                           In the event a particular expense is no longer
reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                           The initial determination of expenses that will be
allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Trust, as defined in the 1940 Act.

                  (c) WAIVERS OR REIMBURSEMENTS OF EXPENSES. Expenses may be waived or reimbursed by any adviser or any other provider



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of services to a Fund or the Trust without the prior approval of the Board of Trustees.

         5. EXCHANGE AND CONVERSION PRIVILEGES. Shareholders may exchange shares of one class of a Fund for shares of an identical class of another Fund or another investment company advised by Republic National Bank of New York, based upon the net asset value per share of such Fund or other investment company, in the manner and to the extent set forth in the Funds' then current prospectus.

         6.       BOARD REVIEW.

                  (a) INITIAL APPROVAL. The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940
Act) of the Trust or a Fund ("Independent Trustees"), at a meeting held , 1996, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

                  (b) APPROVAL OF MATERIAL AMENDMENTS. The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

                  (c) PERIODIC REVIEW. The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

         7.       EFFECTIVE DATE.

                  The Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees shall take effect as of , 1996.





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         IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this
Multiple Class Plan as of the __ day of January, 1996.


          REPUBLIC FUNDS


     By:  _________________________
          Name:
          Title:




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